As filed with the Securities and Exchange Commission on June 1, 2016

Registration No. 333-196403
Registration No. 333-175908
Registration No. 333-153026
Registration No.   333-73407
Registration No.   033-53274
Registration No.   333-00269
Registration No.   033-65445
Registration No.   033-63681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196403
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-175908
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-153026
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-73407
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 033-53274
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-00269
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-65445
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63681

Under The Securities Act of 1933
_______________________________________

SL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	21- 0682685 (I.R.S. Employer Identification No.)
520 Fellowship Road, Suite A114 Mt. Laurel, NJ (Address of Principal Executive Offices)	08054 (Zip Code)

2008 Incentive Stock Plan
1991 Long Term Incentive Plan of SL Industries, Inc.
Non-Qualified Stock Option Agreement dated October 24, 1995, David V. Day
Non-Qualified Stock Option Agreement dated June 19, 1991, with Owen Farren
Non-Qualified Stock Option Agreement dated September 25, 1991, with Ted D. Taubeneck
Non-Qualified Stock Option Agreement dated November 12, 1990, with Ronald R. Mazik
SL Industries, Inc. Non-Employee Director Non-Qualified Stock Option Plan
(Full title of the plan)
_______________________________________

William T. Fejes, Jr.
Chief Executive Officer
SL Industries, Inc.
520 Fellowship Road, Suite A114
Mt. Laurel, NJ 08054
(Name and address of agent for service)

(856) 727-1500

(Telephone number, including area code, of agent for service)

Copy to:
Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
(212) 451-2300
_______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer X
Non-Accelerated Filer ☐	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

SL Industries, Inc., a Delaware corporation (successor company to SL Industries, Inc., a New Jersey corporation) (the “Company”), previously registered shares of its common stock, $0.20 par value per share (“Common Stock”) under the following registration statements (each, a “Registration Statement” and collectively, the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. The Company is filing this post-effective amendment to each of the Registration Statements to deregister any and all securities that remain unsold under such Registration Statements.

(1)
Registration Statement No. 333-196403, filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2014, registering the offer and sale of 50,000 shares of the Company’s Common Stock issuable pursuant to the Company’s 2008 Incentive Stock Plan.

(2)
Registration Statement No. 333-175908, filed with the Commission on July 29, 2011, as amended by the post-effective amendment no. 1 to the Registration Statement filed with the Commission on June 20, 2013,  registering the offer and sale of 135,000 shares of the Company’s Common Stock issuable pursuant to the Company’s 2008 Incentive Stock Plan.

(3)
Registration Statement No. 333-153026, filed with the Commission on August 14, 2008, as amended by the post-effective amendment no. 1 to the Registration Statement filed with the Commission on June 20, 2013,  registering the offer and sale of 315,000 shares of the Company’s Common Stock issuable pursuant to the Company’s 2008 Incentive Stock Plan.

(4)
Registration Statement No. 333-73407, filed with the Commission on March 5, 1999,  registering the offer and sale of 600,000 shares of the Company’s Common Stock issuable pursuant to SL Industries, Inc., 1991 Long Term Incentive Plan.

(5)
Registration Statement No. 033-53274, filed with the Commission on October 14, 1992, as amended by the post-effective amendment no. 1 to the Registration Statement filed with the Commission on June 18, 1996,  registering the offer and sale of 675,000 shares of the Company’s Common Stock issuable pursuant to the 1991 Long Term Incentive Plan of SL Industries, Inc.; the Non-Qualified Stock Option Agreement dated June 19, 1991, with Owen Farren; the Non-Qualified Stock Option Agreement dated September 25, 1991, with Ted D. Taubeneck and; the Non-Qualified Stock Option Agreement dated November 12, 1990, with Ronald R. Mazik.

(6)
Registration Statement No. 333-00269, filed with the Commission on January 18, 1996,  registering the offer and sale of 422,650 shares of the Company’s Common Stock issuable pursuant to SL Industries, Inc., 1991 Long Term Incentive Plan.

(7)
Registration Statement No. 033-65445, filed with the Commission on December 28, 1995,  registering the offer and sale of 50,000 shares of the Company’s Common Stock issuable pursuant to Non-Qualified Stock Option Agreement dated October 24, 1995, David V. Day.

(8)
Registration Statement No. 033-63681, filed with the Commission on October 25, 1995,  registering the offer and sale of 250,000 shares of the Company’s Common Stock issuable pursuant to SL Industries, Inc. Non-Employee Director Non-Qualified Stock Option Plan.

The shares of Common Stock noted in the immediately preceding paragraphs do not take into account corporate actions, such as stock splits, taken since the filing of the referenced Registration Statement.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2016, by and among the Company, Handy & Harman Ltd. (“HNH”), Handy & Harman Group Ltd., a wholly owned subsidiary of HNH (“AcquisitionCo”), and SLI Acquisition Co., a wholly owned subsidiary of AcquisitionCo (“Merger Sub”), Merger Sub acquired and then merged with and into the Company, with the Company surviving  as a wholly owned indirect subsidiary of HNH (the “HNH Merger”).  The consummation of the HNH Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the Commission on June 1, 2016.

As a result of the HNH Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

The foregoing description of the HNH Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey on the 1st day of June, 2016.

SL INDUSTRIES, INC.

By:	/s/ William T. Fejes, Jr.
William T. Fejes, Jr.
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registrant’s Registration Statements on Form S-8  have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William T. Fejes, Jr.	President and Chief Executive Officer (Principal Executive Officer)	June 1, 2016
William T. Fejes, Jr.

/s/ Louis J. Belardi	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 1, 2016
Louis J. Belardi

/s/ Warren G. Lichtenstein	Chairman of the Board	June 1, 2016
Warren G. Lichtenstein

/s/ Jack L. Howard	Director	June 1, 2016
Jack L. Howard

/s/ Douglas Woodworth	Director	June 1, 2016
Douglas Woodworth